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                                                                    EXHIBIT 23.1

                                                     Consent of Smythe Ratcliffe

A.S. Henshaw
               File #: 122980


January 23, 2001



Board of Directors
Rich Coast, Inc.
10200 Ford Road
Dearborn, MI 48126
USA


Dear Sirs:

We consent to the incorporation in the Amendment No. 7 to Form S-3 on Form SB-2 of:

1) our report dated July 27, 1998, January 19, 1999, March 17, 1999 and August 9, 2000 relating to the consolidated balance sheet of Rich Coast Inc. as at April 30, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years then ended.

2) our report dated August 12, 1999, August 9, 2000 and January 10, 2001 relating to the consolidated statements of operations, stockholders' equity and cash flows for each of the three years then ended.



SMYTHE RATCLIFFE

/s/ Smythe Ratcliffe

CHARTERED ACCOUNTANTS
Vancouver, Canada

ASH/dm